EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following are the significant subsidiaries of Comarco, Inc.:

•	Comarco Wireless Technologies, Inc. (CWT) incorporated in the state of Delaware.

•	Comarco Wireless International, Inc. (formerly known as Comarco Wireless Europe, Inc.) incorporated in the State of Delaware.